Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 NEW JERSEY AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

______________________, 2019

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

819 Teaneck Road

Teaneck, New Jersey 07666

Re:	Federal Income Tax Consequences of Mutual Holding Company Reorganization and Minority Stock Offering

Ladies and Gentlemen:

As special counsel to Bogota Savings Bank, a New Jersey-chartered mutual savings bank (the “Bank” or “Stock Bank,” as the context requires), Bogota Financial, MHC, a to-be-formed New Jersey-chartered mutual holding company (“MHC”) that will own at least a majority of the common stock of Bogota Financial Corp., a newly-formed Maryland stock corporation subsidiary holding company (“Holding Company”), you have requested that we express our opinion concerning certain federal income tax consequences relating to the reorganization of the Bank into the “two-tier” mutual holding company structure (the “Reorganization”) pursuant to that certain Bogota Savings Bank Plan of Mutual Holding Company Reorganization and Minority Stock Issuance, dated September 9, 2019 (the “Plan of Reorganization”). Concurrently with the Reorganization, the Holding Company will offer for sale 43% of its common stock on a priority basis to depositors and the Tax-Qualified Employee Plans in a subscription and community offering (collectively, the “Offering”), contribute 2% of its common stock to the Bogota Savings Bank Charitable Foundation, a charitable foundation established by the Bank, and issue 55% of its common stock to the Mutual Holding Company. Unless otherwise defined, all terms used herein have the meanings given to them in the Plan of Reorganization.

Source of Facts. In preparing this letter, we relied on the attached, duly authorized and executed representations regarding the Reorganization. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different than those set forth below. We are under no obligation and we expressly disavow any obligation to advise the Bank, the MHC or the Holding Company if we learn that the facts are not as they have been represented to us. We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures.

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we considered necessary to examine in order to issue the opinions set forth below. In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

Source of Law. In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations of the United States Treasury Department (“Treasury Regulations”) thereunder, and upon current Internal Revenue Service (the “Service”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. These opinions are as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Section 368(a)(1)(F) and Code Section 351, and the other applicable state and federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, we cannot assure you that our conclusions are correct or that they would be adopted by the Service or a court.

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

Facts Regarding the Reorganization.

On September 9, 2019, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization for the valid business purposes set forth therein, whereby the Bank will reorganize into the mutual holding company structure pursuant to applicable law. The following steps are proposed to effect the Reorganization:

(i)	the Bank will organize a New Jersey-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize a New Jersey-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Holding Company as a wholly-owned subsidiary;

(iv)

the Bank will convert to stock form and exchange its certificate of incorporation for a certificate of incorporation of a New Jersey stock savings bank and thereby become the Stock Bank (the “Conversion”), and Interim One will become the wholly-owned subsidiary of the Stock Bank. In the Conversion, the Bank depositors will constructively receive shares of common stock in Stock Bank in exchange for their mutual ownership interest in the Bank;

(v)

the shares of common stock of Interim One held by the Stock Bank will be cancelled and Interim One will exchange its certificate of incorporation for a New Jersey mutual holding company certificate of incorporation to become the MHC;

(vi)

concurrently with steps (iv) and (v), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting entity. The former depositors of the Bank will constructively exchange the common stock of the Stock Bank received in the Conversion for either an interest in the Liquidation Account or liquidation rights in the MHC, as well as limited voting rights in the MHC (the “351 Transaction”); and

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

(vii)	the MHC will contribute the common stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company.

(viii)

Contemporaneously with the Reorganization, the Holding Company will offer less than 50% of its outstanding shares of common stock in the Subscription Offering and, if applicable, the Community Offering (steps (vii) and (viii) are referred to herein as the “Secondary 351 Transaction”).

Those persons who, as of the date of the Conversion, hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions.

The principal purpose of the Reorganization is to reorganize the Bank into a corporate structure that enables it to access capital sources not available to mutual savings banks. The Holding Company will have the power to issue shares of capital stock (consisting of common and preferred stock) to persons other than the MHC; however, so long as the MHC is in existence, it must own a majority of the voting stock of the Holding Company. The Holding Company may issue any amount of non-voting stock to persons other than the MHC. No such non-voting stock will be issued as of the date of the Reorganization.

At the time of the Reorganization, the MHC will establish a Liquidation Account in the MHC and/or the Bank in an amount equal to the Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. The Liquidation Account will be maintained for the benefit of the Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his or her Deposit Account balance at the Eligibility Record Date, or to such balance as it may subsequently be reduced, as provided in the Plan of Reorganization.

LAW AND ANALYSIS

Code Section 368(a)(1)(F) provides that the term “reorganization” means a mere change in identity, form, or place of organization of one corporation, however effected. In the Reorganization, the Bank, in mutual form, will incorporate a stock bank subsidiary. The Bank will convert to stock form by exchanging its certificate of incorporation for a New Jersey stock

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

bank certificate of incorporation in a transaction that qualifies as a mere change in identity, form or place of organization within the meaning of Code Section 368(a)(1)(F).

The MHC is initially organized in stock form as Interim One. Although the MHC is temporarily organized as a stock corporation solely due to regulatory requirements, the parties intend at the time that the MHC will operate as a mutual holding company and function in mutual form. Because the status of the MHC as a stock corporation is transitory, the conversion of MHC from a stock corporation to a mutual holding company is disregarded. Rev. Rul. 2003-48, 2003-2 C.B. 86; C.f. Rev. Rul. 67-448, 1967-2 C.B. 144.

Code Section 351(a) provides that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in Code Section 368(c)) of the corporation. The “transfer” requirement is satisfied so long as the transferor transfers to the transferee all substantial rights associated with the transferred property. In connection with the merger of Interim Two into Stock Bank, the depositors who constructively exchanged their ownership interests in the Bank for common stock in Stock Bank will constructively transfer such common Stock to the MHC in exchange for liquidation rights in the MHC and are thereafter in control of the MHC, within the meaning of Code Section 368(c).

Code Section 368(c) provides that “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Because the former owners of Stock Bank are in control (within the meaning of Code Section 368(c)) of the MHC, their transfer of their equity interests in the Stock Bank to the MHC in exchange for ownership interests in the MHC qualifies as a transfer described in Code Section 351.

In Revenue Ruling 2003-48, in a similar reorganization, the Service ruled that because the former owners of a state-chartered mutual bank were in control (within the meaning of Code Section 368(c)) of the mutual holding company, the transfer of their equity interests in a state-chartered mutual bank to the mutual holding company, in exchange for ownership interests in the mutual holding company, qualified as a transfer described in Code Section 351.

In Revenue Ruling 2003-48, the Service also ruled that contribution of the common stock of the stock bank to the mutual holding company’s stock holding company subsidiary in exchange for the voting stock of the stock holding company combined with the almost contemporaneous sale of additional shares of stock holding company to members of the public through an underwriting transaction also constituted a transfer under Code Section 351. Treasury Regulations Section 1.351-1(a)(3) provides that for purposes of Code Section 351, if a person

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

acquires stock of a corporation for cash in a qualified underwriting transaction, the person who acquires stock from the underwriter is treated as transferring cash directly to the corporation in exchange for stock of the corporation and the underwriter is disregarded.

In Revenue Ruling 2003-51, the Service ruled that a transfer of assets to a corporation (the “first corporation”) in exchange for an amount of stock of the first corporation constituting control satisfies the control requirement of Code Section 351, even if pursuant to a binding agreement entered into by the transferor with a third party prior to the exchange, the transferor transfers the stock of the first corporation to another corporation (the “second corporation”) simultaneously with the transfer of assets by the third party to the second corporation and, immediately thereafter, the transferor and the third party are in control of the second corporation.

Code Section 354(a) provides that, in general, no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

Code Section 361(a) provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, pursuant to the plan of reorganization, solely for stock or securities in another corporation a party to a reorganization.

Code Section 357(a) provides generally that, if a taxpayer received property which would be permitted to be received under Section 351 or 361 without the recognition of gain if it were the sole consideration and, as part of the consideration, another property to the exchange assumes a liability of the taxpayer, then such assumption will not be treated as money or other property, and shall not prevent the exchange from being considered within the provisions of Section 351 or 361, as the case may be.

In the case of an exchange to which Code Section 351, 354 or 361 applies, Code Section 358(a)(1) provides that the basis of property permitted to be received under such Section without the recognition of gain or loss to the taxpayer is the same as the basis of the property exchanged, reduced by: (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of any money received by the taxpayer and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by: (x) the amount which was treated as a dividend, and (y) the amount of gain to the taxpayer which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

Code Section 1032(a) provides that a corporation will recognize no gain or loss on the receipt of money or other property in exchange for its stock.

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

Code Section 1223(1) provides that, in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged, if for purposes of determining gain or loss from a sale or exchange, the property has the same basis in whole or in part in his hands as the property exchanged and the property was a capital asset on the date of the exchange.

Code Section 1223(2) provides that in determining the period for with the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of such other person.

Overall Conclusions.

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the Conversion

1. The Bank’s exchange of its certificate of incorporation for a New Jersey stock bank certificate of incorporation is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

2. No gain or loss will be recognized by the Bank upon the transfer of its assets to the Stock Bank solely in exchange for shares of the Stock Bank common stock and the assumption by the Stock Bank of the liabilities of the Bank. (Code Sections 361(a) and 357(a)).

3. No gain or loss will be recognized by the Stock Bank upon the receipt of the assets of the Bank in exchange for shares of the Stock Bank common stock. (Code Section 1032(a)).

4. The Stock Bank’s holding period in the assets received from the Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).

5. The Stock Bank’s basis in the assets of the Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion. (Code Section 362(b)).

6. The Bank’s depositors will recognize no gain or loss upon the constructive receipt of the Stock Bank common stock in exchange for their ownership interests in the Bank. (Code Section 354(a)(1)).

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

7. The basis of the Stock Bank common stock to be constructively received by the Bank’s depositors will be the same as their basis in their ownership interests in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)).

8. No gain or loss shall be recognized by depositors of the Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank, in exchange for their deposit accounts in the Bank. (Code Section 354(a)(1)). In addition, Eligible Account Holders will not recognize gain or loss upon receipt of an interest in the Liquidation Account in the MHC and/or the Bank in exchange for their ownership interests (i.e., liquidation rights and limited voting rights) in the Bank. (Code Section 354(a)(1)).

9. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)(1)). It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock of Holding Company. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

10. The basis of the deposit accounts in the Stock Bank to be received by depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in the MHC to be received by the depositors of the Bank shall be zero. The basis of each Eligible Account Holder’s interest in the Liquidation Account will be zero, which is the cost of such interests to such persons (Rev. Rul. 71-233, 1971-1 C.B. 113).

With Respect to the 351 Transaction:

11. The exchange of the Stock Bank common stock constructively received by the depositors in exchange for ownership interests in the MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

12. Depositors will recognize no gain or loss upon the transfer of the Stock Bank common stock which they constructively received in the Conversion to the MHC solely in

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

exchange for an interest in the Liquidation Account and limited voting rights (i.e., the ownership interests) in the MHC. (Code Section 351).

13. Depositors’ basis in the MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

14. The MHC will recognize no gain or loss upon the receipt of the Bank common stock from the depositors in constructive exchange for the ownership interests in the MHC. (Code Section 1032(a)).

15. The MHC’s basis in the Bank common stock received from depositors (which basis is zero) will be the same as the basis of such property in the hands of the depositors immediately before the Conversion. (Code Section 362(a)).

16. The MHC’s holding period for the Bank common stock received from the depositors will include the period during which such property was held by such persons. (Code Section 1223(2)).

With Respect to the Secondary 351 Transaction:

17. The MHC and the persons who purchase common stock of the Holding Company in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of the Stock Bank common stock and cash, respectively, to the Holding Company in exchange for common stock in the Holding Company (Code Section 351(a)).

18. The Holding Company will recognize no gain or loss on its receipt of the Stock Bank common stock and cash in exchange for Holding Company common stock. (Code Section 1032(a)).

19. The MHC’s basis in the Holding Company common stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank common stock transferred. (Code Section 358(a)(1)).

20. The MHC’s holding period in the Holding Company common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

21. The Holding Company’s basis in the Stock Bank common stock received from MHC will be the same as the basis of such property in the hands of the MHC. (Code Section 362(a)).

22. The Holding Company’s holding period for the Stock Bank common stock received from MHC will include the period during which such property was held by the MHC. (Code Section 1223(2)).

23. It is more likely than not that the basis of the Holding Company common stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Holding Company common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such common stock was exercised. (Code Section 1223(5)).

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we cannot assure you that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, we cannot assure you that contrary positions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 9 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. With respect to our opinion under paragraphs 9 and 23, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any Community Offering. We also note that RP Financial, LC. has issued a letter to the Board of Directors of the Bank, dated September 9, 2019, that the subscription rights will have no ascertainable fair market value. Finally, we note that the Internal Revenue Service has not in the past concluded that subscription rights have value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Bank may be taxable on the distribution of the subscription rights.

* * *

The opinions set forth above represent our conclusions as to the application of existing federal income tax law to the facts of the instant transaction, and we cannot assure you that

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, we cannot assure you that contrary positions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions.

All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

Boards of Directors

Bogota Financial Corp.

Bogota Savings Bank

______________, 2019

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Notice of Intent to Convert, as filed with the Federal Deposit Insurance Corporation, as an exhibit to the Holding Company’s and the Mutual Holding Company’s Applications on Form FR Y-3, as filed with the Board of Governors of the Federal Reserve System, and as an exhibit to the Holding Company’s Registration Statement on Form S-1, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering—Material Income Tax Consequences” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

LUSE GORMAN, PC